EXHIBIT 21

VARIAN MEDICAL SYSTEMS, INC.
LIST OF SUBSIDIARIES

State or Other
Jurisdiction of
Name	Incorporation

Varian Associates Limited	USA, CA
Varian Realty, Inc	USA, CA	(closed November 23, 2001)
Varian BioSynergy, Inc.	USA, DE
Varian UK Ltd.	USA, DE
Varian Medical Systems Latin America, Ltd.	USA, DE
Varian Oncology Systems China, Ltd.	USA, DE
Varian Medical Systems India Pvt. Ltd.	USA, DE
Varian Medical Systems Pacific, Inc.	USA, DE
Varian Medical Systems Canada, Inc.	USA, DE
Healthcare Technologies International, L.L.C	USA, DE
Page Mill Corporation	USA, MA
Mansfield Insurance Company	USA, VT
Varian Medical Systems Australasia Pty Ltd.	Australia
Varian Medical Systems Gesellschaft m.b.H	Austria
Varian Medical Systems Belgium N.V	Belgium
Varian Medical Systems Brazil Limitada	Brazil
Varian Oncology Services Scandinavia AS	Denmark
Varian Oncology Services Finland OY	Finland
Varian Medical France S.A.S	France
Varian Oncology Services Generale, SARL	France
Varian Medical Systems Deutschland G.m.b.H	Germany
Varian Medical Systems Italia S.p.A	Italy
Varian Medical Systems K.K	Japan & Delaware
Nippon Oncology Systems, Ltd.	Japan
Varian FSC B.V	Netherlands
Varian Medical Systems Nederland B.V	Netherlands
Varian Medical Systems Iberica S.L	Spain
Varian Medical Systems International A.G	Switzerland
Varian Medical Systems UK Ltd.	United Kingdom
Varian TVT Limited (not active)	United Kingdom
Varian Philippines, Ltd. (not active)	USA, DE
Varian Medical Systems New Zealand (not active)	USA, DE